Exhibit 99.1

NEWS RELEASE

HECLA ACQUIRES 70.3% OF GREENS CREEK MINE FOR $750 MILLION

FOR IMMEDIATE RELEASE

February 12, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced an agreement with Kennecott, a subsidiary of Rio Tinto, to acquire the companies owning 70.3% of the Greens Creek mine near Juneau, Alaska.

Highlights

•	Hecla will control 100% of the world’s fifth largest silver mine
•	Almost doubles Hecla’s annual silver production to approximately 11 million ounces
•	Increases silver reserves by about 150% and gold reserves by about 140%
•	Greens Creek is among the lowest cash cost silver mines in North America
•	Accretive on major metrics

Hecla President and Chief Executive Officer, Phillips S. Baker, Jr., said, “We are extremely excited about acquiring the rest of Greens Creek, giving us a tremendous world-class silver asset. We know the operation intimately and believe the operational risks are low. The cash cost per ounce of silver produced at Greens Creek, including by-product credits, is among the lowest in North America. Greens Creek has a strong track record of environmental and safety performance, a long mine life, and an excellent cadre of talented people. And it nearly doubles our silver production while improving our position as the lowest-cost silver producer.”

Baker continued, “The Greens Creek mine has continuously replaced reserves and has excellent exploration potential, not only within the current mining area, but perhaps even more importantly, has the potential for discovery within the highly-prospective 12-square-mile land position in this great mining district.”

Pursuant to the acquisition, Hecla will purchase all of the equity of the Rio Tinto subsidiaries that hold the 70.3% interest in the Greens Creek mine. The $750 million purchase price is comprised of $700 million in cash and $50 million in Hecla common stock. Hecla has received $400 million in committed debt financing from Scotia Capital, which together with available cash will be used to fund the acquisition. Closing is expected to occur in the second quarter and is subject to customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Act.

In 2007, on a 100% basis, Greens Creek produced approximately 8.6 million ounces of silver, 68,000 ounces of gold, 63,000 tons of zinc and 21,000 tons of lead. Because the by-product metals more than pay for the silver production, the total average cash cost of silver was negative $5.27 per ounce. Even at metals prices significantly lower than they are today, Hecla estimates a 10-year average cash cost of $1.88 per ounce of silver at Greens Creek.

Baker said, “Hecla has 117 years of experience as a precious metals mining company, with a particular expertise in underground mining. We have worked closely with the management of Greens Creek for more than two decades. Rest assured that we fully intend to uphold the strong tradition and great reputation of the Greens Creek mine and its people as we become more involved in the operation and the community of Juneau. Because of our long participation in the joint venture, we anticipate a smooth transition.”

Scotia Capital acted as a financial advisor to Hecla on the transaction. Hecla’s management will conduct a web cast conference call to discuss the Greens Creek transaction and its benefits and impacts on Hecla Mining Company on Tuesday, February 12, 2008, at 3 p.m. Eastern time. The web cast can be heard at www.hecla-mining.com, in the Investor Relations segment of the website. The call will be archived for a period of time for re-play purposes.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common shares are traded on the New York Stock Exchange under the symbol HL.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “resource,” “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Investor Relations Contact: Vicki Veltkamp, Vice President – Investor and Public Relations, 208-769-4128

Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com